                                                Filed Pursuant to Rule 424(b)(3)
                                                              File No. 333-37789
                                                 Florida Panthers Holdings, Inc.

                     SUPPLEMENT NO. 1 DATED JANUARY 5, 1997
                      TO PROSPECTUS DATED DECEMBER 4, 1997

     As a result of certain transfers of Class A Common Stock by certain Selling Stockholders, the table of Selling Stockholders in the Selling Stockholders section of the Prospectus is hereby deleted and replaced in its entirety by the following table, which contains information as of January 5, 1998.

                                                                                                 NUMBER OF
                                                                                            SHARES BENEFICIALLY
                                                      NUMBER OF             NUMBER OF       OWNED AFTER SALE(1)
                                                 SHARES BENEFICIALLY      SHARES OFFERED    -------------------
             SELLING SHAREHOLDERS                     OWNED(1)                HEREBY         NUMBER         %
             --------------------                -------------------      --------------    ---------      ----
H. Wayne Huizenga(2)(3)........................          6,810,696(4)        1,272,018      5,538,678      15.8
Huizenga Investments Limited Partnership.......          5,158,678           5,158,678              0         0
Martha J. Huizenga.............................            100,000             100,000              0         0
Steven R. Berrard(2)(3)........................            631,127(5)          324,877        306,250         *
Berrard Holdings Limited Partnership...........            300,000             300,000              0         0
Dean Buntrock(3)...............................            972,018             972,018              0         0
Dennis J. Callaghan(2).........................            208,368(6)           94,787        113,581         *
Steven M. Dauria(2)............................             15,750(7)           10,000          5,750         *
Richard H. Evans(2)............................            143,750(8)          125,000         18,750         *
Donald Flynn(3)................................            324,084             324,084              0         0
Kevin F. Flynn(3)..............................            323,888             323,888              0         0
Brian J. Flynn(3)..............................            323,888             323,888              0         0
Harris W. Hudson(2)............................            397,250(9)           91,000        306,250         *
Harris W. Hudson Limited Partnership...........            300,000             300,000              0         0
GDJ, Jr. Investments Limited Partnership(10)...            839,848             839,848              0         0
John J. Melk(3)................................            386,503             121,503        265,000         *
Janet Melk(3)..................................            121,502             121,502              0         0
Thomas Melk(3).................................            243,004             243,004              0         0
Cynthia Melk(3)................................            243,004             243,004              0         0
Dan Melk Limited Partnership(3)................            243,004             243,004              0         0
Peer Pedersen(3)...............................            976,702             971,702          5,000         *
William M. Pierce(2)...........................             88,795(11)          87,500          1,295         *
Richard C. Rochon(2)(3)........................            826,312(12)         520,062        306,250         *
WeeZor I Investment Limited Partnership........            300,000             300,000              0         0
John H. Anderson(3)............................            711,815             706,815          5,000         *
Peter H. Roberts(3)............................            710,815             706,815          4,000         *
Robert J. Stirk(3).............................            159,570             157,070          2,500         *
First Winthrop Corporation(13).................             60,115              60,115              0         0
Sixty-Six, Inc.(13)............................            486,383             486,383              0         0
Drake and Company..............................            200,000             200,000              0         0
Deborah O'Brien................................                100                 100              0         0
Westbury (Bermuda) Ltd.........................            414,900              99,900        315,000         *
Smith Barney Inc., FAO Hedge Capital Ltd.......              6,000               6,000              0         0
Rudder & Co....................................            209,000             209,000              0         0
Resilient & Co.................................             85,000              85,000              0         0
Shipmaster & Co................................            240,000             240,000              0         0
International Alliance Services, Inc...........            100,000             100,000              0         0
Raptor Global Fund Ltd.........................            129,000             129,000              0         0
Tudor Arbitrage Partners L.P...................             15,000              15,000              0         0
Raptor Global Fund L.P.........................             51,500              51,500              0         0
Tudor BVI Futures, Ltd.........................            124,500             124,500              0         0
Sandpiper & Co.................................            217,800             200,000         17,800         *
Kane & Co......................................            500,000             500,000              0         0
RIGHTNOW & Co..................................             55,000              55,000              0         0
Delaware Group Premium Fund, Inc. for the
  Emerging Growth Series.......................             36,000              36,000              0         0
Delaware Group Trend Fund, Inc.................            409,000             409,000              0         0
Brian Brisbin(14)..............................            212,766             212,766              0         0
Hal Jacovitz(15)...............................             34,760              34,760              0         0
Pine Crest School..............................             23,400              23,400              0         0

---------------

  * Less than one percent

 (1) As used herein, beneficial ownership means the sole power to vote, or direct the voting of, a security, or the sole or shared power to dispose, or direct the disposition of, a security. Except as otherwise indicated, the Selling Stockholders have (i) sole voting power and investment power with respect to his shares of Class A Common Stock, except to the extent that authority is shared by his spouse under applicable law, and (ii) record and beneficial ownership with respect to his/her shares of Class A Common Stock.
 (2) Currently serves as a director and/or executive officer of the Company.
 (3) Held ownership interests in 2301 Ltd. and Rahn Ltd., directly or through predecessors, prior to the Company's acquisition of the ownership interests therein.
 (4) The aggregate number of shares of Common Stock beneficially owned by Mr. Huizenga includes (a) 5,158,678 shares of Class A Common Stock owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 1,272,018 shares of Class A Common Stock owned directly by Mr. Huizenga, (c) 100,000 shares of Class A Common Stock owned by Mr. Huizenga's wife, (d) 255,000 shares of Class B Common Stock, which are all the shares of Class B Common Stock issued and outstanding, and (e) 25,000 shares of Class A Common Stock underlying options, which vested on November 8, 1997. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.
 (5) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Berrard consists of (a) 300,000 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard, (b) 324,877 shares owned directly by Mr. Berrard and (c) 6,250 shares underlying options, which vested on November 8, 1997.
 (6) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Callaghan consists of (a) 94,787 shares owned directly by Mr. Callaghan, (b) 25,456 shares underlying warrants which are currently exercisable and (c) 88,125 shares issuable upon the exercise of exchange rights which are currently exercisable.
 (7) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Dauria consists of (a) 10,000 shares owned directly by Mr. Dauria and (b) 5,750 shares underlying options, which vested on November 8, 1997.
 (8) The aggregate number of Class A Common Stock beneficially owned by Mr. Evans consists of (a) 125,000 shares owned directly by Mr. Evans and (b) 18,750 shares underlying options, which vested on November 8, 1997.
 (9) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Hudson consists of (a) 300,000 shares owned by the Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson,
     (b) 91,000 shares owned directly by Mr. Hudson and (c) 6,250 shares underlying options which vested on November 8, 1997.
(10) GDJ, Jr. Investments Limited Partnership is a Nevada limited partnership controlled by George S. Johnson, Jr., who is currently a director of the Company. Mr. Johnson held an ownership interest in Rahn Ltd. prior to the Company's acquisition of the ownership interests thereof.
(11) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Pierce consists of (a) 87,500 shares owned directly by Mr. Pierce,
     (b) 45 shares owned by members of Mr. Pierce's immediate family living in the same household as Mr. Pierce and (c) 1,250 shares underlying options, which vested on November 8, 1997.
(12) The aggregate number of shares of Class A Common Stock beneficially owned by Mr. Rochon consists of (a) 300,000 shares owned by Weezor I Limited Partnership, a Nevada limited partnership controlled by Mr. Rochon, (b) 520,062 shares owned directly by Mr. Rochon and (c) 6,250 shares underlying options, which vested on November 8, 1997.
(13) Held an ownership interest in 2301 Ltd. prior to the Company's acquisition of the ownership interests therein.
(14) Held an ownership in Incredible Ice prior to the Company's acquisition of the ownership interests therein.
(15) Held an ownership in Gold Coast prior to the Company's acquisition of the ownership interests therein.

                                        2